Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 26% INCREASE IN 2022 FIRST QUARTER SALES

AFFIRMS 2022 GUIDANCE

New York, New York, April 26, 2022: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported that for the three months ended March 31, 2022, net sales rose 26% to a first quarter record of $250.7 million from $198.5 million in the same period last year. At comparable foreign currency exchange rates, consolidated first quarter net sales increased 30%. The average dollar/euro exchange rate for the current first quarter was 1.12 compared to 1.20 In the first quarter of 2021. Inter Parfums plans to issue results for the 2022 first quarter on or about May 10, 2022.

Net Sales:

	Three months ended March 31,
(in millions)	2022	2021	% Change

European based product sales	$182.2	$159.7	14%
United States based product sales	68.5	38.8	77%
	$250.7	$198.5	26%

Jean Madar, Chairman & CEO of Inter Parfums noted, “The current first quarter was exceptionally strong with significant sales gains by our largest brands. Montblanc, Jimmy Choo, Coach and GUESS brand sales rose 22%, 7%, 22% and 36%, respectively. During the first quarter, we debuted Montblanc Legend Red, a new Coach signature scent extension, and GUESS Uomo which contributed to the double digit brand sales gains. Many of our mid-sized brands, including Abercrombie & Fitch, Kate Spade, Oscar de la Renta, and Van Cleef & Arpels, also achieved double digit sales gains. The surge in first quarter sales also reflects incremental sales generated by MCM and Moncler, two newer brands whose initial products debuted in the second and fourth quarters of 2021, respectively. Similarly, initial sales of Ferragamo and Ungaro legacy scents contributed to the first quarter sales increase.”

He went on the say, “First quarter sales in our largest market, North America, rose 12%, followed by Western Europe and Asia/Pacific where comparable quarter sales in both regions increased 41%. Our sales in the Middle East, Central and South America, and Eastern Europe were also robust, up 27%, 38% and 13%, respectively. Additionally, our travel retail business is beginning to show signs of renewed life.”

The Company pointed out that the strength of the dollar versus the euro muted the reported sales achieved by European brands. In addition, our U.S. distribution subsidiary for European based products encountered shipping related issues following a change in the distribution software by its logistics partner. Although those issues are now largely resolved, U.S. sales of European brands were negatively impacted in the first quarter.

Mr. Madar concluded, “The first quarter started on a strong note. Our brands are in high demand in a robust environment for the fragrance industry. We have a large number of brand extensions across many of our brands launching throughout the year plus Boucheron Singulier and Coach Open Road, entirely new men’s pillars, in the second half. Our new Paris headquarters are now staffed and operational as is our new Italian subsidiary. Plus, in July Donna Karan and DKNY fragrances will join our brand portfolio. We remain extremely optimistic about the remainder of this year and the years ahead.”

Inter Parfums, Inc. News Release	Page 2
April 26, 2022

AFFIRMS 2022 GUIDANCE

Russell Greenberg, Executive Vice President & Chief Financial Officer, concluded, “We continue to look for 2022 net sales to approximate $975 million, resulting in net income per diluted share of $3.00. Our 2022 guidance assumes that the average dollar/euro exchange rate remains at current levels, and there is no significant resurgence of the COVID-19 pandemic.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Devin Sullivan (212) 836-9608/dsullivan@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com